Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq GEOFFREY ASHBURNE, ESQ* JOHN CACOMANOLIS, ESQ** CHAD FRIEND, ESQ, LLM SVETLANA ROVENSKAYA, ESQ***	www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

OF COUNSEL: MICHAEL R. GEROE, ESQ, CIPP/US**** CRAIG D. LINDER, ESQ***** PETER P. LINDLEY, ESQ, CPA, MBA STUART REED, ESQ MARC S. WOOLF, ESQ

*licensed in CA

**licensed in FL and NY

***licensed in NY and NJ

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

February 19, 2021

Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

Ladies and Gentlemen:

We have acted as counsel for Novo Integrated Sciences, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof relating to (i) 4,500,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan (the “Plan”), and (ii) the resale of 1,772,000 shares (the “Resale Shares” and together with the Plan Shares, the “Shares”)) of Common Stock underlying stock options previously granted, pursuant to written stock option agreements, to the selling stockholders named in the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) Amended and Restated Articles of Incorporation, as amended, of the Company; (b) the Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company and (d) the Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares will be, when sold in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

Our opinion expressed herein is limited to the internal laws of the State of Nevada and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Anthony L.G., PLLC